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                                                                    EXHIBIT 21.1

                  MONARCH DENTAL CORPORATION AND AFFILIATES



Monarch Dental Corporation

Partners Dental Corporation

Monarch Dental Associates, L.P.

MacGregor Dental Associates, L.P.

Monarch Dental Management, Inc.

Modern Dental Professionals, P.C.

Midwest Dental Care, Mondovi, Inc

Midwest Dental Care, Sheboygan, Inc.

Midwest Dental Management, Inc.

Convenient Dental Care, Inc.

Modern Dental Professionals - Girlinghouse, P.A.

Arkansas Dental Health Associates, Inc.

Modern Dental Professionals - Beavers, P.A.

United Dental Care, Inc.